EXHIBIT 5.1

WebMD Health Corp. 111 Eighth Avenue 7th Floor New York, NY 10011 212.624.3700 Phone

November 10, 2014

WebMD Health Corp.

111 Eighth Avenue

New York, New York 10011

Re: Registration of Securities of WebMD Health Corp.

Ladies and Gentlemen:

I am the Senior Vice President and Assistant General Counsel of WebMD Health Corp., a Delaware corporation (the “Company”), and have acted as counsel for the Company, in connection with the preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering up to 1,700,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that may be issued, from time to time, pursuant to the WebMD Health Corp. Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”).

As to questions of fact material to the opinions expressed below, I have, when relevant facts were not independently established by me, relied upon certificates of officers of the Company or other evidence satisfactory to me. In all such examinations, I have assumed the genuineness of all signatures on original and certified documents, the authenticity of all original documents and the conformity to originals of all copies of documents.

Based on my review of the Company’s organizational documents, the Plan and such other documents and records as I have deemed necessary and appropriate, I am of the opinion that the Shares have been duly authorized for issuance and, when issued, delivered and paid for as contemplated by the Plan, the Shares will have been validly issued and will be fully paid and non-assessable under the laws of the State of Delaware.

I express no opinion as to the laws, or any matters governed by any laws, of any jurisdiction other than the laws of the State of Delaware. The opinions herein are based on the laws of the State of Delaware in effect on the date hereof.

I am furnishing this opinion in connection with the filing of the Registration Statement with the Commission and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Respectfully submitted,

/s/ Lewis H. Leicher Lewis H. Leicher Senior Vice President and Assistant General Counsel